Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO GLOBAL ADVANTAGE FUND


A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Global Advantage Fund ("Fund") was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:


(1)     Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                                    Votes             Votes             Broker
Matter                                                              Votes For       Against           Abstain           Non-Votes
------                                                              ---------       -------           -------           ---------
(1)     Approve an Agreement and Plan of Reorganization.............6,884,482       367,390           520,054               0

For a more detailed discussion on the proposal that was submitted to shareholders, please refer to the proxy statement that was filed on February 22, 2010 with the SEC under Accession number 0000950123-10-015201.